Thomas & Betts Acquires Cable Management Group, Ltd.
Leading Global Manufacturer of Cable Protection Systems for Industrial and Infrastructure Applications

MEMPHIS, Tenn. – October 4, 2010 – Thomas & Betts Corporation (NYSE:TNB) announced today that it has acquired Cable Management Group, Ltd. (CMG), a privately held, leading global manufacturer of cable protection systems specified in industrial and infrastructure / construction applications, for £70 million (approximately $110 million) from available cash reserves. Based in Birmingham, U.K., CMG reported sales of approximately £28 million (approximately $44 million) for the fiscal year ended July 31, 2010.

CMG manufactures a broad range of metallic and non-metallic flexible conduit and fitting systems used to protect critical power and data systems from fire, dust, moisture, vibration and corrosion. Marketed worldwide under the Adaptaflex®, Kopex® and Harnessflex® brand names, key vertical markets for CMG products include rail, machine building, petrochemical, oil and gas, mining, heavy vehicle, automation and construction / infrastructure.

“CMG is a growing and profitable business with market-leading brands, a solid international presence and an excellent financial profile,” said Dominic J. Pileggi, chairman and chief executive officer of Thomas & Betts. “CMG’s diverse portfolio of cable protection systems complement T&B’s existing product offering as well the portfolio of cable protection systems added when we acquired Swiss-based PMA AG earlier this year. Both the CMG and PMA acquisitions support our strategic goals of broadening our presence outside North America and strengthening our leadership in industrial electrical components.”

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $1.9 billion and had approximately 8,500 employees in 2009. For more information, please visit www.tnb.com.

This press release includes forward-looking statements which make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Tricia Bergeron (901) 252-8266 tricia.bergeron@tnb.com